Exhibit 23.2
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We consent to the incorporation of our report dated March 3, 2004, except for Note O, as to which the date is March 25, 2004 on the financial statements of Princeton eCom Corporation as of and for the year ended December 31, 2003 included in Online Resources Corporation’s Form 8-K/A file number 0-26123 dated July 3, 2006.
/s/ BURTON McCUMBER & CORTEZ, L.L.P.
Brownsville, Texas
September 14, 2006